SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

|X|     Filed by the Registrant
|_|     Filed by a Party other than the Registrant
Check the appropriate box:
|_|     Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|X|     Soliciting Material Pursuant to Rule Rule 14(a)-12

                         FIRST COMMERCE BANCSHARES, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.
--------
|_|     Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1)
        and 0-11.
--------
        (1) Title of each class of securities to which transaction applies:


        -------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:

        -------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:

        -------------------------------------------------------------------
        (5) Total fee paid:

        -------------------------------------------------------------------
|_|     Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)   Amount previously paid:

         -------------------------------------------------------------------
        (2)   Form, Schedule or Registration Statement no.:

         -------------------------------------------------------------------
        (3)   Filing Party:

         -------------------------------------------------------------------
        (4)   Date Filed:
         -------------------------------------------------------------------

       CONTACT:
               Judith A. Owen           Kristi Shoemaker
               Norwest Bank Nebraska    First Commerce Bancshares
               402-536-2106             402-434-4481

                          WELLS FARGO AGREES TO ACQUIRE
                            FIRST COMMERCE BANCSHARES

LINCOLN,   Neb.,  Feb.  2,  2000  -  Wells  Fargo  &  Company  (NYSE:  WFC)  and
Lincoln-based First Commerce Bancshares, Inc. (NASDAQ: FCBIA & FCBIB) announced today that Wells Fargo has agreed to acquire First Commerce Bancshares.

         First Commerce, the fourth-largest bank in Nebraska, has assets of $2.55 billion, 1,375 employees and 26 locations in 10 Nebraska communities and one location in Colorado Springs, Colo.

         The merger values First Commerce at approximately $480 million or $35.95 per share of Class A common stock and Class B common stock.

         This represents a premium of approximately 40.9% to the average closing price of Class A common stock over the last 30 trading days and a premium of approximately 51.0% to the average closing price of Class B common stock over the same period. The exchange ratio will be determined by dividing $35.95 by the average of the closing prices of a share of Wells Fargo common as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately before the meeting of First Commerce shareholders called to vote on the proposed merger.

         The merger, which is subject to regulatory approval and the approval of First Commerce shareholders, is expected to be completed in the third quarter of this year.

         Once the  acquisition  is complete,  First Commerce will become part of
Norwest  Bank   Nebraska,   a  Wells  Fargo   subsidiary,   making  Norwest  the
second-largest bank in Nebraska based on deposits.

         "Selecting a merger partner that shares our strong commitment to customer service and building great communities is very important to me," said Jim Stuart, Jr., chairman and CEO of First Commerce Bancshares. "We feel our combination with Norwest will serve the best long-term interests of our employees, our customers and the communities we've helped nurture for most of the 20th century. Our belief that local managers are best qualified to make the right decisions for the communities where they live and work is an integral part of the way Norwest does business. Norwest also recognizes the need to balance that approach with the advantages gained by having banking resources and services available to more completely serve customers. Coupled with its outstanding reputation as a company that values employees, customers, community support, and the broadest product line in the business, Norwest was the right choice."

         "Norwest and First Commerce share many values that have helped both of us become outstanding companies: great customer service, building strong communities, and the value we place on our team members," said Judith Owen, president of Norwest Bank Nebraska. "We think this is a great combination. The combined company will be more focused than ever on earning 100 percent of our customers' business and helping our customers succeed financially."

         "Norwest's business philosophy of community reinvestment is based on local decision-making," Owen said. "It is the key to serving our communities effectively. We believe the best decisions are local decisions made by local people. It is our belief that in Nebraska, our market managers are in the best position to understand their community and to make decisions on local community involvement."

         Over the past five years, Norwest Bank Nebraska has contributed over $3.5 million to non-profit organizations in Nebraska.

         Norwest has 30 Nebraska banking stores serving Bellevue (2 stores), Grand Island (3), Hastings (2), Lincoln (6), Norfolk (2), and Omaha (15). First Commerce has 26 banking locations serving the Nebraska communities of Alliance
(1), Bridgeport (1), Grand Island (3), Hastings (2), Kearney (3), Lincoln (9), McCook (1), North Platte (3), Valentine (1), West Point (1), and one location in Colorado Springs, Co.

         "We have learned and validated the fact that decisions are truly made locally within the Wells Fargo system," Stuart said. "Our executive team will still be in place to serve our customers and provide strategic direction for the markets they manage. And because of this, customers can continue to count on us to look out for your concerns, as any neighbor would."

         Wells Fargo and First Commerce expect regulators to require divestiture of some stores before giving approval to the merger.

     In addition to the banking locations, the acquisition includes all or parts of other subsidiaries of First Commerce Bancshares:

o First Commerce Technologies - provides data processing to the company and about 255 unaffiliated banks. o First Commerce Mortgage Company - purchases residential loans and packages them as securities while retaining servicing rights. Servicing portfolio is $1.8 billion.
o        First Commerce Investors, Inc. - investment advisory firm
o        Commerce Affiliated Life Insurance - credit life insurance company
o        Peterson Building Corp. - owns and operates parking garage next to
            First Commerce headquarters building in Lincoln.
o        Commerce Court Inc. - owns the Commerce Court building adjacent to
            First Commerce headquarters building.
     "We also look forward to continuing the excellent relationships that First Commerce has built with its 280 correspondent banking customers," Owen said. Wells Fargo is among the nation's largest providers of correspondent banking services.

     Norwest Bank  Nebraska,  N.A.,  with assets of $2.3 billion,  together with
other  Wells  Fargo  subsidiaries,   provide  banking,  insurance,  investments,
mortgage and consumer finance through 30 banking stores statewide.
                                  ###

This press release contains forward-looking statements about Wells Fargo and its proposed acquisition of First Commerce. These statements include descriptions of
(a) the anticipated closing date of the acquisition and (b) plans and objectives of Wells Fargo's management for future operations, products and services of First Commerce following the acquisition. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will, "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors--many of which are beyond Wells Fargo's control--could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Wells Fargo's reports filed with the SEC, including Wells Fargo's Form 10-Q for the quarter ended September 30, 1999, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's September 30, 1999 Form 10-Q include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation, the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future Wells Fargo's business, results of operations and financial condition.

The press release described above may be deemed to be solicitation material in respect of the proposed acquisition of First Commerce Bancshares, Inc. ("First Commerce") by Wells Fargo & Company ("Wells Fargo") through the merger of a wholly-owned subsidiary Wells Fargo with and into First Commerce, pursuant to a Agreement and Plan of Reorganization, dated as of February 1, 2000, by and between First Commerce and Wells Fargo (the "Agreement"). This filing is being made in connection with Regulation of Takeovers and Security Holder Communications (Release No. 33-7760, 34-42055) promulgated by the Securities and Exchange Commission ("SEC").


First Commerce and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement. These directors and executive officers include the following: Stuart L. Bartruff, David T. Calhoun, Mark Hansen, Brad Korell, Connie Lapaseotes, John G. Lowe, John C. Osborne, Richard C. Schmoker, William
C. Schmoker, Kenneth W. Staab, James Stuart, Jr., James Stuart, III and Scott Stuart. Of these directors and executive officers, Richard C. Schmoker, William
C. Schmoker, James Stuart, Jr., James Stuart, III and Scott Stuart may be deemed beneficial owners of approximately (i) 1.6 million shares of First Commerce's Class A common stock (constituting approximately 60.7% of the outstanding Class A shares) and (ii) 5.9 million shares of First Commerce's Class B common stock (constituting approximately 54.8% of the outstanding Class B shares). None of the other persons listed above owns more than 1% of the outstanding shares of either First Commerce's Class A common stock or its Class B common stock. The ownership information is as of December 31, 1999. In addition, in connection with the Merger, each of Stuart L. Bartruff, Mark Hansen and Brad Korell has entered into an employment/non-compete agreement, and each of James Stuart Jr. and James Stuart III has entered into a non-compete agreement. The foregoing persons are also parties to retention agreements that provide for payments in connection with continued employment after certain business combinations, including the merger.


Shareholders of First Commerce and other investors are urged to read the proxy statement-prospectus which will be included in the registration statement on Form S-4 to be filed by Wells Fargo with the SEC in connection with the proposed merger because it will contain important information. After it is filed with the SEC, the proxy statement-prospectus will be available for free, both on the SEC's web site (www.sec.gov) and from First Commerce's and Wells Fargo's respective corporate secretaries, as follows:

First Commerce:                                      Wells Fargo:
Corporate Secretary                                  Corporate Secretary
First Commerce Bancshares Inc.                       Wells Fargo & Company
NBC Center                                           MAC N9305-173
1248 "O" Street                                      Sixth and Marquette
Lincoln, NE, 68508                                   Minneapolis, MN 55479
(402) 434-4110                                       (612) 667-8655